EXHIBIT 99.1

CONTACT:	Colleen B. Brown, President & CEO, Fisher Communications, Inc.
(206) 404-6783
FISHER COMMUNICATIONS ANNOUNCES FOURTH QUARTER AND YEAR END 2006 IMPROVEMENT
SEATTLE—(BUSINESS WIRE)—February 14, 2007—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the fourth quarter and annual periods ended December 31, 2006. During 2006, the Company became profitable for the first time in five years from continuing operations.
The Company reported that revenue increased $8.4 million, or 23 percent, for the quarter ended December 31, 2006, compared to the same quarter in 2005. Political advertising contributed to the revenue increase as well as improved local advertising initiatives for both the English and Spanish language stations. For the full year ended December 31, 2006, revenue increased $17.6 million, or 13 percent, in comparison to 2005.
Fourth quarter income from operations increased to $12.1 million from a loss of $228,000 in the same quarter of 2005. YTD income from operations increased to $19.0 million from a loss of $5.6 million in 2005. Fourth quarter 2005 selling, general and administrative expenses include a $4.3 million non-cash charge to third-party agency commissions. The non-cash contract termination charge was a result of Fisher’s decision in December 2005 to change its national advertising sales agency for television operations. The termination amount will be amortized over the five-year term of the agreements with the successor agency as a decrease to agency expense.
During the fourth quarter of 2006, the Company closed on the sale of 18 out of 24 small-market radio stations located in Montana and Eastern Washington for $26.1 million. The remaining six stations were excluded from the original sale in order to secure FCC approval, but continue to be held for sale. The operating results for this group of stations are reported as discontinued operations.
Also announced in fourth quarter 2006, the Company finalized its purchase of two Oregon television stations for $19.3 million, affected through a like kind exchange of the sold radio properties mentioned above. This transaction was initially announced in December 2005 and included the purchase of two Idaho television stations that was finalized in May 2006.
The Company reported consolidated net income of $16.9 million for fourth quarter 2006. This included both continuing and discontinued operations. Fourth quarter 2006 income from continuing operations was $7.0 million, compared to income from continuing operations for fourth quarter 2005 of $1.6 million. Income from discontinued operations in fourth quarter 2006 of $9.9 million, reflects the after-tax sale gain of $10.0 million, compared to income from discontinued operations of $321,000 in fourth quarter 2005. During the fourth quarter of 2005, the Company dissolved certain wholly owned inactive subsidiaries and recognized a corresponding tax benefit of $3.4 million.
2006 consolidated net income was $16.8 million in comparison to a 2005 consolidated net loss of $5.1 million. Income from continuing operations for the full year ended December 31, 2006 was $6.3 million, compared to a loss from continuing operations for the year ended December 31, 2005 of $6.1 million. Income from 2006 discontinued operations was $10.6 million, which includes an after-tax gain of $10.0 million, compared to income from 2005 discontinued operations of $1.1 million.
“We are pleased with the outcome of a year filled with aggressive initiatives. The 2006 results and asset alignment have set the foundation for Fisher to build on an attractive business structure going forward,” stated Colleen Brown, President and CEO of Fisher Communications.
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Fisher Communications, Inc. is a Seattle-based communications company that owns or manages twelve full power and seven low power television stations and nine radio stations in the Pacific Northwest. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts) Unaudited

	Year ended		Three months ended
	December 31		December 31
	2006	2005	2006	2005

Revenue	$154,699	$137,086	$44,716	$36,273
Costs and expenses Direct operating costs	52,793	51,145	13,800	13,098
Selling, general and administrative expenses	53,975	58,713	13,836	18,615
Amortization of program rights	18,646	19,959	2,228	2,214
Depreciation and amortization	10,277	12,835	2,762	2,574

	135,691	142,652	32,626	36,501

Income (loss) from operations	19,008	(5,566)	12,090	(228)
Other income, net	3,881	3,629	1,067	971
Interest expense	(13,956)	(13,726)	(3,560)	(3,485)

Income (loss) from continuing operations before income taxes	8,933	(15,663)	9,597	(2,742)
Provision (benefit) for federal and state income taxes	2,677	(9,532)	2,562	(4,297)

Income (loss) from continuing operations	6,256	(6,131)	7,035	1,555
Income from discontinued operations, net of income taxes	10,580	1,059	9,905	321

Net income (loss)	$16,836	$(5,072)	$16,940	$1,876

Income (loss) per share:
From continuing operations	$0.72	$(0.70)	$0.81	$0.18
From discontinued operations	1.21	0.12	1.13	0.04

Net income (loss) per share	$1.93	$(0.58)	$1.94	$0.22

Weighted average shares outstanding	8,713	8,678	8,720	8,700

Income (loss) per share assuming dilution:
From continuing operations	$0.72	$(0.70)	$0.81	$0.18
From discontinued operations	1.21	0.12	1.13	0.04

Net income (loss) per share	$1.93	$(0.58)	$1.94	$0.22

Weighted average shares outstanding assuming dilution	8,716	8,678	8,723	8,708

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS	December 31	December 31
(in thousands) Unaudited	2006	2005

Assets Current assets	$57,058	$60,253
Marketable securities, at market value	188,307	170,053
Other assets	104,005	65,775
Property, plant and equipment, net	148,207	144,312

Total assets	$497,577	$440,393

Liabilities and stockholders’ equity
Current liabilities	$26,044	$24,691
Long-term debt	150,000	150,000
Deferred income taxes	54,414	31,381
Other liabilities	27,554	24,700

Total liabilities	258,012	230,772

Stockholders’ equity, other than accumulated other comprehensive income	120,071	102,193
Accumulated other comprehensive income, net of income taxes	119,494	107,428

Total stockholders’ equity	239,565	209,621

Total liabilities and stockholders’ equity	$497,577	$440,393